Exhibit 99.1

MEDIA CONTACTS:	INVESTOR CONTACTS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212)282-5320
Sharon Samuel
(212) 282-5322

AVON REPORTS FOURTH-QUARTER EARNINGS OF $.40 PER SHARE

Revenue Up 4%, 3% in Local Currency

Results Include $56 Million in Implementation Costs for First Phases of Restructuring

Company Reports Full-Year Earnings of $1.81 per Share

NEW YORK, N.Y., February 2, 2006 -- Avon Products, Inc. (NYSE:AVP) today reported that earnings in the fourth quarter 2005 were $.40 per share, compared with 2004 fourth-quarter earnings of $.61 per share. The company said the 2005 quarter included a negative impact of $.10 per share to implement early phases of its previously announced restructuring plans.

     Avon said that revenue in the fourth quarter 2005 rose 4% (3% in local currency) to $2.4 billion. Active Representatives grew 7% and units increased

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5% versus the prior year. Total Beauty sales in the quarter rose 5% (4% in local currency).

     Operating profit decreased 28% to $297 million, due to significant costs of $56 million associated with the early phases of the company’s previously announced restructuring initiatives. Specifically, Avon said that the quarter included costs associated with an organizational downsizing in all regions and at the corporate level to reduce layers of management to move closer to its markets, Representatives and customers. Additionally, several regions commenced other cost-cutting initiatives. Higher price discounting combined with higher operating expenses and unfavorable product mix also negatively impacted profits.

     Operating margin was 12.4% versus 17.8% in the prior year. Interest expense more than doubled, reflecting a higher level of borrowing to fund the company’s share repurchase program. The quarter’s effective tax rate of 35.7% was significantly higher than that of the 2004 quarter due to unmatched one-time tax benefits in the 2004 quarter, as well as the negative impacts of certain restructuring costs and unfavorable country mix in the 2005 quarter. Net income in the fourth quarter 2005 was $183 million, compared with $289 million a year ago.

Fourth-Quarter Regional Highlights

     In the North America region, revenue in the fourth quarter declined 6% (7% in local currency), and both units and active Representatives were 4% lower than the prior year. Operating profit decreased 20%, and the operating margin

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was 12.4% . These results were driven primarily by the performance of the company’s U.S. unit.

     In the U.S., fourth-quarter revenue declined 7%, with units and active Representatives in the quarter down 5% and 4%, respectively. Sales of Beauty products were 9% lower year over year, with decreases in all categories. Beauty Plus sales increased 8%, while Beyond Beauty sales declined 21%, in part reflecting ongoing, planned category repositioning. U.S. operating profit was 25% lower year over year due to the revenue decline, unfavorable product mix and $7 million in costs associated with early stages of the company’s restructuring plans. Operating margin was 12.4% .

     In Europe, revenue in the fourth quarter rose 2% (6% in local currency) and active Representatives grew 6%. Units increased 7% versus the year-ago period. Central and Eastern Europe, which the company will break out as a separate reporting unit beginning in first quarter 2006, had 6% higher revenue (8% in local currency) versus the prior-year quarter. Also in the quarter, Russia, the region’s largest market, had low-teens local-currency revenue growth and U.K. local-currency revenues were flat year over year. The region’s operating profit declined 26% due to unfavorable pricing and product mix, ERP implementation costs and $13 million in costs to implement early stages of the company’s restructuring plans. Operating margin was 19.6% .

     In Latin America, fourth-quarter revenue grew 27% (17% in local currency) as the region benefited from the late-2005 acquisition of a licensee in Colombia, which added seven points of growth. In addition, sizable revenue increases in

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Brazil, Venezuela and Argentina compensated for flat revenue (down 5% in local currency) in Mexico, another of the region’s larger markets. The region’s active Representatives rose 15% and units increased 13%. Operating profit rose 10%, and included $3 million in costs to implement organization restructuring initiatives. The region’s operating margin was 22.4% .

      Asia Pacific revenue was 7% lower in the quarter (5% in local currency) and units declined 4%, as the region’s performance continued to be impacted by revenue declines in China and Japan. China, which the company will break out as a separate reporting unit beginning in first quarter 2006, saw revenue decline 22% (24% in local currency) as Avon’s Beauty Boutique owners in that country continued to place smaller orders with the company in connection with the anticipated resumption of direct selling.

     Active Representatives in the Asia Pacific region decreased 4% in the quarter. Operating profit was 72% lower versus the year-ago quarter due to the region’s revenue decline and $22 million of costs associated with the company’s restructuring program, mainly for closure of Avon’s operations in Indonesia. Operating margin was 5.6% .

     Global expenses rose 18% largely due to $11 million of costs for organization downsizing.

Full-year Results

     For full-year 2005, Avon reported that earnings per share increased 2%, to $1.81 versus $1.77 per share in the prior year. Revenue grew 5% (2% in local

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currency) in 2005, to a record $8.1 billion, versus $7.7 billion in 2004, and sales of Beauty products increased 6%, outpacing overall growth. Active Representatives grew 6% and units were 3% higher. Net income was $848 million, including the restructuring implementation costs incurred in the fourth quarter, compared with $846 million in 2004.

     Cash flow from operations rose to a record $896 million for the year. During 2005, Avon spent $728 million to repurchase shares, completing both a five-year $1 billion authorization begun in 2000 and an incremental $500 million share repurchase initiative launched August 2, 2005.

     Andrea Jung, chairman and CEO commented, “With a challenging 2005 behind us, we are now aggressively moving forward with the turnaround plan we outlined at our investor update meeting last November. We are aggressively addressing costs through our restructuring program, while at the same time stepping up the level of investment behind our brands with innovation and a planned 50% increase in advertising spend in 2006,” she added.

     “These efforts to return Avon’s business to sustainable growth are our primary focus going forward. Our organization is committed to this task and aligned behind our turnaround strategies,” Ms. Jung concluded.

Outlook

     For the full-year 2006, Avon continues to project that revenue will be flat to up slightly from 2005’s base of $8.1 billion. As previously announced, the company stated that it expects to incur further costs that will have a significant

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negative impact on earnings throughout the year as it moves forward with additional initiatives under its turnaround plan.

     Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter and full-year results. The dial-in number for the call is (973) 528-0014 (entry code 2272). Additionally, the call will be webcast live and can be accessed at www.avoninvestor.com for a period of two weeks.

     Avon, the company for women, is a leading global beauty company, with over $8 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in our markets, including social, economic, political and competitive uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East; our ability to

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implement our business, cash management and tax strategies and our multi-year restructuring initiatives and our ability to achieve anticipated benefits from such initiatives; the possibility of business disruption in connection with our multi-year restructuring initiatives; our ability to achieve anticipated cost savings and our profitability and growth targets, particularly in our largest markets; our ability to implement appropriate product mix and pricing strategies; the impact of changes in consumer spending patterns and preferences, particularly given the global nature of our business; our ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of our foreign operations and the cost of sourcing foreign products and the success of our foreign currency hedging and risk management strategies; our ability to implement our Sales Leadership program globally, to increase Representative productivity and recruit Representatives; our ability to implement our enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations; the impact of stock option expense pursuant to Statement of Financial Accounting Standards No. 123(R); our ability to successfully transition our business in China in connection with the anticipated resumption of direct selling in that market; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on us, our operations or our Representatives by foreign governments; the risk of an adverse outcome in our material pending litigations; our ability to successfully identify new business opportunities; our access to financing; and our ability to attract and retain key personnel and executives. Additional information identifying such factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended December 31		Percent Change	Twelve months ended December 31		Percent Change

	2005	2004		2005	2004

Net sales	$2,374.7	$2,285.7	4%	$8,065.2	$7,656.2	5%
Other revenue	23.5	24.8		84.4	91.6

Total revenue	2,398.2	2,310.5	4%	8,149.6	7,747.8	5%
Cost of sales (1) (2)	980.6	912.7		3,133.7	2,932.5
Marketing, distribution and
administrative expenses (1) (2)	1,120.2	986.5		3,866.9	3,586.3

Operating profit	297.4	411.3	-28%	1,149.0	1,229.0	-7%

Interest expense	20.3	9.7		54.1	33.8
Interest income	(10.9)	(6.7)		(37.3)	(20.6)
Other expense, net (3)	0.4	18.9		8.0	28.3

Total other expenses	9.8	21.9		24.8	41.5

Income before taxes and minority interest	287.6	389.4	-26%	1,124.2	1,187.5	-5%
Income taxes (4)	102.6	98.1		269.7	330.6

Income before minority interest	185.0	291.3		854.5	856.9
Minority interest	(1.8)	(2.5)		(6.9)	(10.8)

Net income	$183.2	$288.8	-37%	$847.6	$846.1	0%

Earnings per share:
Basic	$.40	$.61	-34%	$1.82	$1.79	2%

Diluted	$.40	$.61	-34%	$1.81	$1.77	2%

Average shares outstanding:
Basic	455.36	472.26		466.28	472.35
Diluted	456.51	477.25		469.47	477.96

Notes:

(1) For the three months and year ended December 31, 2005, costs to implement restructuring initiatives impacted cost of sales by $8.4 and Marketing, distribution and administrative expenses by $48.1. Marketing, distribution and administrative expenses for the three months and year ended December 31, 2004, includes income of $3.2 associated with the reversal of previously recorded restructuring reserves.

(2) For the three months and year ended December 31, 2004, certain U.S. expenses were reclassified from operating expenses to cost of sales. These reclassifications did not affect operating profit.

(3) For the three months ended December 31, 2005 and 2004, Other expense, net includes foreign exchange losses of $0.3 and $3.6, respectively. For the year ended December 31, 2005 and 2004, Other expense, net includes foreign exchange losses of $5.8 and $9.5, respectively. The year ended December 31, 2005, also includes gains on the sale of equity securities of $2.5. The three months and year ended December 31, 2004, also includes $13.7 of expense for a write down of investments in equity securities.

(4) For the year ended December 31, 2005, income taxes were impacted by a reduction in tax expense of $96.4, primarily due to the completion of income tax examinations as well as the closure of a tax year by expiration of the statute of limitations, net of related adjustments. For the three months and year ended December 31, 2004, income taxes were impacted by a reduction in tax expense of $22.6 and $59.1, respectively, due to international cash management and tax strategies and foreign tax credits benefited.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31 2005	December 31 2004

Cash, including cash equivalents	$1,058.7	$769.6
Accounts receivable, net	634.1	599.1
Inventories	801.7	740.5
Prepaid expenses and other	426.4	397.2

Total current assets	2,920.9	2,506.4
Property, plant and equipment, net	1,050.8	1,014.8
Other assets	791.6	626.9

Total assets	4,763.3	4,148.1

Debt maturing within one year	882.5	51.7
Accounts payable	538.2	490.1
Other current liabilities	1,080.9	1,067.7

Total current liabilities	2,501.6	1,609.5
Long-term debt	766.5	866.3
Other non-current liabilities	701.0	722.1
Total shareholders' equity	794.2	950.2

Total liabilities and shareholders' equity	$4,763.3	$4,148.1

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended December 31

	2005	2004

Cash Flows from Operating Activities:
Net income	$847.6	$846.1
Depreciation and amortization	139.6	133.7
Provision for doubtful accounts	135.6	140.0
Provision for obsolescence	73.5	65.5
Deferred income taxes	(2.5)	(55.0)
Asset impairment	21.2	-
Other	(11.3)	21.2
Changes in assets and liabilities:
Accounts receivable	(163.5)	(164.6)
Inventories	(142.2)	(115.3)
Prepaid expenses and other	(11.0)	(55.8)
Accounts payable and accrued liabilities	126.4	96.9
Income and other taxes	(21.9)	10.3
Non-current assets and liabilities	(96.0)	(40.4)

Net cash provided by operating activities	895.5	882.6
Cash Flows from Investing Activities:
Capital expenditures	(206.8)	(250.1)
Disposal of assets	30.3	19.6
Other investing activities	(166.6)	(48.9)

Net cash used by investing activities	(343.1)	(279.4)
Cash Flows from Financing Activities:
Cash dividends	(313.8)	(269.7)
Total debt, net change	753.3	(195.8)
Repurchase of common stock	(728.0)	(224.2)
Proceeds from exercise of stock options, net of taxes	61.4	122.3
Other financing activities	0.4	0.4

Net cash used by financing activities	(226.7)	(567.0)
Effect of exchange rate changes on cash and equivalents	(36.6)	39.4

Net increase in cash and equivalents	$289.1	$75.6

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FOURTH QUARTER 2005 - THREE MONTHS ENDED 12/31/05

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 4Q04	% var. vs 4Q04		% var. vs 4Q04	2005 percent	% var. vs 4Q04	% var. vs 4Q04

North America	$724.3	-6%	-7%	$90.0	-20%	12.4%	-4%	-4%
US	609.2	-7	-7	75.7	-25	12.4	-5	-4
International (1)	1,673.9	9	8	307.5	-20	18.4	8	9
Latin America (1)	680.3	27	17	152.2	10	22.4	13	15
Europe	712.8	2	6	139.7	-26	19.6	7	6
Asia Pacific	280.8	-7	-5	15.6	-72	5.6	-4	-4
Total from Operations (1)	2,398.2	4	3	397.5	-20	16.6	5	7
Global Expenses	-	-	-	(100.1)	-18	-	-	-
Consolidated (1)	$2,398.2	4%	3%	$297.4	-28%	12.4%	5%	7%

CATEGORY SALES (US$)

	Consolidated

		% var. vs 4Q04

Beauty (cosmetics/fragrances/toiletries)	$1,595.3	5%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	429.5	8
Beyond Beauty (home products/gift and decorative/candles)	349.9	-7

Net Sales	$2,374.7	4%
Other Revenue	23.5	-5

Total Revenue	$2,398.2	4%

FOURTH QUARTER 2005 - TWELVE MONTHS ENDED 12/31/05

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs FY04	% var. vs FY04		% var. vs FY04	2005 percent	% var. vs FY04	% var. vs FY04

North America	$2,510.5	-5%	-5%	$353.5	-14%	14.1%	-6%	-3%
US	2,140.7	-6	-6	314.6	-17	14.7	-7	-3
International (1)	5,639.1	10	6	1,116.4	-2	19.8	5	8
Latin America (1)	2,272.6	17	10	516.0	8	22.7	8	11
Europe	2,291.4	9	7	458.9	-3	20.0	5	9
Asia Pacific	1,075.1	0	-1	141.5	-27	13.2	-1	2
Total from Operations (1)	8,149.6	5	2	1,469.9	-5	18.0	3	6
Global Expenses	-	-	-	(320.9)	2	-	-	-
Consolidated (1)	$8,149.6	5%	2%	$1,149.0	-7%	14.1%	3%	6%

CATEGORY SALES (US$)

	Consolidated

		% var. vs FY04

Beauty (cosmetics/fragrances/toiletries)	$5,578.6	6%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	1,471.6	8
Beyond Beauty (home products/gift and decorative/candles)	1,015.0	-3

Net Sales	$8,065.2	5%
Other Revenue	84.4	-8

Total Revenue	$8,149.6	5%

(1) During the fourth quarter of 2005 we acquired our licensee in Colombia, which contributed $38.9 in revenue to the three months and year ended December 31, 2005.